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                                                                   EXHIBIT 99.1

INHALE AND BAXTER ANNOUNCE
COMPLETION OF RE-NEGOTIATION OF
COLLABORATIVE AGREEMENT

APRIL 1, 1998 4:45 PM EST

SAN CARLOS, Calif. -- (BW HealthWire) -- April 1, 1998 -- Inhale Therapeutic Systems (NASDAQ:INHL) and Baxter International Inc. (NYSE:BAX) announced today that they have completed a review of their two-year old collaboration.

The two companies have agreed to focus their efforts on the one compound that the parties believe has the largest commercial potential.

Two additional compounds remain in the collaboration and may be developed further in the future. Inhale will receive all rights to work done on a fourth compound from the collaboration, currently in preclinical development, and will be free to develop further or partner it independently of Baxter. In a separate press release, Inhale announced today that the compound of primary focus going forward has successfully completed a Phase I pulmonary delivery clinical trial and that a second compound has successfully completed a Phase II study.

The initial agreement, signed on March 1996, called for the development of pulmonary delivery for four compounds outside of Inhale's traditional peptide and protein focus. Under the revised terms, Inhale and Baxter will focus on the product which entered Phase I testing in November 1997 and continue to pursue its commercialization. The two companies believe that this drug has the most promising commercial potential, and, as a result, Baxter funding will be targeted on this program.

Inhale will continue to have primary responsibility for development of the selected therapeutics. Baxter will continue to provide research funding and milestone payments. Inhale will receive royalties and manufacturing revenue on any products marketed through the collaboration. Baxter will be responsible for the worldwide commercialization of products resulting from the collaboration.

Dr. Kshitij Mohan, Baxter's Corporate Vice President of Research and Technical Services, said, "By focusing on the product with the greatest commercial potential, we can direct the development efforts to maximum advantage."

Robert Chess, President and CEO of Inhale, said, "The technical and clinical work to date leads us to believe that the Inhale system could provide a significant improvement in patient care for this product."

Baxter International is a global medical-products and services company that is a leader in technologies related to the blood and circulatory system. Through its subsidiaries, Baxter has market-leading positions in four global businesses: biotechnology; cardiovascular medicine, renal; and intravenous systems/medical products.

Inhale is developing a pulmonary delivery system to enable a wide range of drugs, including peptides and proteins, to be delivered by the pulmonary route for systemic and local lung indications. The company has six drugs in human clinical trials using its delivery system and has feasibility and development




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partnerships with several pharmaceutical, biotechnology, and medical technology companies, including Baxter, Pfizer, Lilly, and Centeon.

This release contains forward-looking statements that reflect management's current views as to the Company's collaborative arrangements, clinical trials, product developments, manufacturing scale-up, and other future events and operations. These forward-looking statements involve uncertainties and other risks that are detailed in Inhale's reports and other filings with the SEC, including its Form 10-K for the year ending December 31, 1997. Actual results could differ materially from these forward-looking statements.